                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated December 20, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Pacific Growth Fund Inc. referred to in such report, which appears in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
December 22, 2000